UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

POINT BLANK SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following updates the information provided on pages 37-38 of the Company’s Definitive Proxy Statement, filed with the U.S. Securities and Exchange Commission on March 24, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information as of July 29, 2008 with respect to the beneficial ownership of shares of our common stock by:

(a)	Each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

(b)	Each of our directors, director nominees and named executive officers; and

(c)	All of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of July 29 , 2008 upon the exercise of options or warrants or upon the vesting of deferred stock awards. Each beneficial owner’s percentage ownership is determined by assuming that all options or warrants held by such persons that are exercisable within 60 days of July 29, 2008 have been exercised, based on 51,140,169 shares outstanding. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possess sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Name	Number	Percent
Directors and Named Executive Officers

General Larry Ellis (1)	762,000	1.5%

Senator (Ret.) William P. Campbell (2)	98,829	*

Jack A. Henry (3)	36,313	*

David Bell (4)	29,089	*

Maurice Hannigan (5)	32,052	*

General Martin R. Berndt (6)	16,797	*

Suzanne M. Hopgood (7)	21,538	*

James F. Anderson (8)	165,000	*

Name	Number	Percent
John C. Siemer (9)	164,000	*

Sam White (10)	66,000	*

Jennifer R. Coberly (11)	30,000	*

All current directors and executive officers as a group (10 persons)	1,421,618	2.8%

5% Holders

David H. Brooks 800 South Ocean Drive Boca Raton, Florida 33432 (12)	11,712,978	22.9%

Terry S. Brooks P.O. Box 369 Old Westbury, New York (13)	11,314,391	22.1%

Harbinger Capital Partners Master Fund I, Ltd. One Riverchase Parkway South Birmingham, Alabama 35244 (14)	7,537,225	14.7%

Steel Partners II, L.P. 590 Madison Avenue, 32nd Floor New York, New York 10022 (15)	4,902,351	9.6%

*	Indicates ownership in an amount less than 1% of our outstanding common stock.

(1) General Ellis is a director of the Company and our President and Chief Executive Officer. The amount beneficially owned by General Ellis includes 760,000 options currently exercisable or exercisable within 60 days.

(2) Senator (Ret.) Campbell is Chairman of our Board of Directors. The amount beneficially owned by Senator (Ret.) Campbell includes 50,000 warrants currently exercisable or exercisable within 60 days and 36,329 shares that are or will be vested within 60 days pursuant to one or more deferred stock awards.

(3) Mr. Henry is a director of the Company. The amount beneficially owned by Mr. Henry includes 6,986 warrants currently exercisable or exercisable within 60 days and 19,699 shares that are or will be vested within 60 days pursuant to one or more deferred stock awards.

(4) Mr. Bell is a director of the Company. The amount beneficially owned by Mr. Bell includes 5,342 warrants currently exercisable or exercisable within 60 days and 17,914 shares that are or will be vested within 60 days pursuant to one or more deferred stock awards.

(5) Mr. Hannigan is a director of the Company. The amount beneficially owned by Mr. Hannigan includes 5,342 warrants currently exercisable or exercisable within 60 days and 19,418 shares that are or will be vested within 60 days pursuant to one or more deferred stock awards.

(6) General Berndt is a director of the Company. The amount beneficially owned by General Berndt includes 13,804 shares that are or will be vested within 60 days pursuant to one or more deferred stock awards.

(7) Ms. Hopgood is a director of the Company. The amount beneficially owned by Ms. Hopgood includes 15,509 shares that are or will be vested within 60 days pursuant to one or more deferred stock awards.

(8) Mr. Anderson is our Senior Vice President and the Chief Financial Officer. The amount beneficially owned by Mr. Anderson includes 160,000 options currently exercisable or exercisable within 60 days.

(9) Mr. Siemer is our Chief Operating Officer and Chief of Staff. The amount beneficially owned by Mr. Siemer includes 160,000 options currently exercisable or exercisable within 60 days.

(10) Mr. White is our Head of Global Sales. The amount beneficially owned by Mr. White includes 60,000 options currently exercisable or exercisable within 60 days.

(11) Ms. Coberly is our General Counsel and Secretary. The amount beneficially owned by Ms. Coberly includes 30,000 options currently exercisable or exercisable within 60 days.

(12) Based upon a Schedule 13-D/A filed with the SEC on November 30, 2006. Based upon a Schedule 13-D filed by Terry S. Brooks, Mr. Brooks’ ex-wife, on June 26, 2008, beneficial ownership of 8,257,099 of Mr. Brooks’ shares has been transferred to Ms. Brooks, pursuant to the terms of a Separation Agreement. However, according to Ms. Brooks’ filings, none of such shares has been transferred of record to Ms. Brooks, and consequently Mr. Brooks retains the power to vote the shares.

(13) Based upon a Schedule 13-D filed with the SEC on June 26, 2008. See Note 12 concerning David H. Brooks, above. According to her filings, though the beneficial owner of 11, 314,391 shares, Ms. Brooks has the power to vote only 3,057,292 of those shares.

(14)	Based upon a Schedule 13-D/A filed with the SEC on May 15, 2007.

(15)	Based upon a Schedule 13-D/A filed with the SEC on May 22, 2008.

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